XLGeneration AG & AP Worldwide, INC
                      Exclusive Manufacturing License Agreement and
                          Non Exclusive Distribution Agreement
                                 entered into in Seoul,

Between APW Inc. a body corporate having its head office in Seoul, South Korea, duly represented by Mr Lee J.H (Cyrus). its CEO, duly authorized as he declares

                         (hereinafter << APW >>)

And XL Generation AG, a body corporate having its head office in Zug, Switzerland, duly represented by DANIEL COURTEAU duly authorised as he declares

                         (hereinafter << XLG >>)

               **************************************************

WHEREAS XLG holds the right and the Intellectual Property to manufacture, sell, promote, and distribute XL Turf products;

WHEREAS XL Turf products are covered and protected by several patents, patents pending and intellectual property around the world, including South Korea.

WHEREAS APW has represented that it is in a position to manufacture and sell artificial turf sport surfaces, namely for Football, in the Korean Market.

WHEREAS APW has also asked XLG to have the privilege and right to sell artificial turf sport surfaces in the rest of the world as long as XLTurf products are manufactured in Korea.


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

WHEREAS During June 22nd, 23rd and 24th, 2005 the parties have had discussion regarding the possibility of entering into a strategic venture primarily for the Korean market, in respect of selling, promoting and manufacturing of XLG's turf sport surfaces products (<< Products >>).

WHEREAS XLG has offered to sell to APW the XL Turf Pad Technology or XL Turf panels both developed by XLG and also to set up an assembly line to convert or process the raw material into XL Turf panels on behalf of APW.

WHEREAS The parties have concluded that there may be a way to do business together to develop the Korean Market in respect of the Products covered by the patents or the intellectual property.

WHEREAS The parties wish to establish a long term << business venture >> together in manufacturing and selling XL Turf Products.


FOR THE ABOVE REASONS, THE PARTIES HAS DECIDED TO GO FURTHER IN THE DETERMINATION OF THE COMMITTMENT OF EACH PARTY IN THE VENTURE AS FOLLOW:

THE PURPOSE OF THIS DOCUMENT IS TO SET OUT THE GENERAL TERMS AND CONDITIONS WHICH SHALL GOVERN THE PARTIES IN RESPECT OF THE SETTING UP OF A MANUFACTURING BUSINESS IN KOREA.

The Parties will continue to discuss i) the corporate organisation and the shareholding of APW, ii) his capacity to develop the Korean market and namely
iii) to discuss with APW's financial or strategic partners in Korea in order to improve the "collaboration" between the parties.


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

The due diligence from XLG on APW's capacity to develop the Korean market is necessary since XLG has not been able to do its own due diligence on APW as of today. However, it is the intention of XLG to continue to do business with APW, within the framework described in this agreement if XLG is satisfied with its standard due diligence.

The final terms and conditions may be changed or may be determined later after the signature of this document depending on the needs of the Korean market and the result deriving from the test or the Demo pitch that APW will run in the Korean market and from the mutual due diligence that will be conducted by each party on the other.


PREAMBLE

1. XLG has informed APW that it is currently in the process of adapting its business orientation by allowing "tufting" businesses to manufacture "Turf Sport Surfaces products" ("Products"), under a License which would include specific terms and conditions to be developed by XLG.

2. The intention of XLG is to have a maximum of 10 "Tufters" around the world.

3. XLG has informed APW that it has not completed its new business plan and the method to be used in the future with strategic partners but that it is willing to do business with APW for the Korean Market.

4. XLG has informed APW that XLG is also willing to grant the right to APW to sell and promote XL Turf Products, manufactured in Korea by APW, in the rest of the world, on a non exclusive basis, which means that APW shall not be the only distributor or vendor that may also has the right to sell XL Turf products around the world.

5. APW has informed and represented XLG that it has experience in the sports marketing business and is able to raise the necessary funds and financial partners to set up a manufacturing business for the Korean market.

6. APW acknowledges that the operational concept to be developed with APW may be different to the operational set-up for countries outside Korea. XLG will work with APW towards APW becoming the manufacturer and distributor for the Korean market. APW will also have a non exclusive right to sell and promote XLG Turf Products, manufactured in Korea, to the rest of the world according to the term and conditions provided for below.


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

7. For the exclusive purpose of this agreement, the understanding of the parties is divided into two (2) separates sections:

      o Providing a small Demo Pitch, at discount price, for technical, marketing and on going "Demonstration pitch" test for the Korean market. However, if APW purchase, at regular price, XLPro panels for the initial or formal pitch instead of the Demo, APW will not be obliged to purchase a Demo pitch. However, if APW requires a Demo pitch, XLG will provide this at the price mentioned below.

      o Signing a Manufacturing and Selling License Agreement for the purpose of facilitating and manufacturing of XL Turf Products using the XLG Pad Technology defined as "synthetic turf sport surfaces".


TERMS AND CONDITIONS OF THE AGREEMENTS

DEMO PITCH

8. Within sixty days following the signature of this agreement, APW shall provide XLG with a purchase order for a DEMO pitch with a minimum of 1000 square meters or one sizeable pitch of a size of approximately 5 000 square meters, Schedule A attached hereto provides for other technical issues related of the XL Pro Product including the need in certain conditions to install a membrane on the soil before installing the panels. XLG shall have the right to modify the size of the panel and the "attached system" for each panel.

9. The purchase price for the demo pitch is USD 42,000 ($42,00 m/2). The purchase price of the sizeable pitch is USD 47,000 ($47,00 m/2) and is payable as follows:

      o Bank Transfer of 50% on purchase order and 50% when the Demo pitch or sizeable pitch leaves Montreal (ex Works, Montreal). XLG shall provide the bank coordinate in due time after the signature of this agreement or at another date as agreed between the parties.


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

      o The amount of USD 42,000 or USD 47,000 include the transportation from Canada to the borders of Korea fee but exclude any custom duties or taxes levied in Korea

      o The prices mentioned above are only for one Demo Pitch and one sizeable pitch. Any other purchase order will be subject to the price list provided by XLG .

10. Delivery date of the DEMO pitch will be 45 days after receipt of the purchase order. XLG does not take any responsibility whatsoever regarding the delay due to the transportation. The delivery date of the sizeable pitch will have to be determined between the parties.

11.   Demo pitch shall not be for resale but for demonstration purposes only.

12. APW undertakes to do the full and proper maintenance of the Demo; to take proper care to ensure that the Demo is installed in a safe and appropriate place.

13. APW undertakes to pay all the necessary fees (transportation, taxes, installation, removal etc...) related to the Demo in Korea.

14. The demo pitch can only be sold by APW as per a written authorisation of XLG. The profit, if any, deriving from the sale of the Products shall be shared 50 - 50 between the parties. For the purpose of this agreement, the profit is defined as the selling price to the client of APW minus the cost of the Product incurred by APW. The cost shall included only the following items:

      o     The amount of USD 42,000

      o The transportation within the borders of Korea to the first site only. All the other transportation costs are excluded.


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

      o Any taxes levied and custom duties payable to the Korean authorities.

15.   The purpose of the Demo Pitch will be

      o To test the suitability of XL Turf replacing a soil pitch with particular regards to drainage.

      o To test the product with potential buyers and to help analyse the Korean artificial surface market.


LICENSES GRANTED BY XLG TO APW

EXCLUSIVE LICENSE TO MANUFACTURE IN KOREA

16. XLG hereby grants to APW or to any subsidiary that APW could set up in order to execute this Agreement (said subsidiary to be agreed by the parties) , which accepts, the exclusive license to manufacture XLTURF PRODUCTS using XLG's patented technology in Korea according to the term and conditions more fully described below (hereinafter the "Manufacturing License"). Exclusive License means that XLG will not grant to any other person the right to manufacture XL Turf Products within the Korean territory.

17.   The scope of the manufacturing license is the following:

      o To manufacture XL Turf panels with the technology of XLG and to indicate on APW's product "XL TURF manufactured by APW" or any other words previously authorised by XLG in writing (hereinafter the "XL Turf Panel")

      o To manufacture other turf sport surfaces using XLG's pad technology and to indicate in such a case "...manufactured by APW using XL pad technology" or any other words previously authorised by XLG in writing (hereinafter the "XL Pad").

      o For the provision of supplying glue this was expected to be provided by XLG to APW, APW acknowledges that the formula of the glue is a commercial secret. Consequently, XLG can transfer this intellectual property to APW or can provide a glue manufacturer as supplier. The formula will be transferred, subject to signing a confidentiality agreement to maintain the secrecy of the formula. The final decision of XLG concerning the glue issue will be determined within 6 months of signing this agreement.


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

NON EXCLUSIVE LICENSE TO SELL AND PROMOTE AROUND THE WORLD

18. XLG hereby also grants to APW the non exclusive right to sell and promote XL Turf Products around the world as long as the Products are manufactured in Korea

19. If APW does not tuft its own artificial turf carpet but "outsources" the tufting outside Korea, APW shall use only one tufter approved by XLG.(hereinafter "Designated Tufter")

20. APW shall only sell XL Turf Pads with a turf surface supplied by the Designated Tufter.

21. If XLG wants to appoint other tufters in Asia, in addition to APW, XLG shall consult with APW which will give his opinion and thoughts regarding the addition of one or several other tufters for the Asian market taking into account namely the marketing strategy of the potential tufter and its capacity to develop its territory. XLG shall seriously consider APW's points of view before making its decision.

22. The obligation mentioned in paragraph 21 shall apply only from June 1st, 2006 if APW has officially informed and confirmed (including the deposit of the amount of $1,000,000 USD) to XLG to set up a Manufacturing Unit. If APW informs and confirms (including the deposit of the amount of $1,000,000 USD) to XLG to set up a Manufacturing Unit before June 1st, 2006, the obligation of XLG under section 21 shall apply from that date.


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

LICENSE TO USE XL TURF TRADE MARK.

23. XLG hereby also grants to APW the right to use the trade mark "XL Turf" in APW's marketing and promotion tool, the said trademark being the ownership of XLG only with the authorisation of XLG and using only and exclusively the color, graphic specific standards or other instructions that APW may received from XLG from time to time. All the promotional material of any nature shall be approved by XLG in order to assure that the marketing will be integrated within XLG marketing efforts throughout the world.


RIGHTS AND OBLIGATIONS OF APW AND XLG

24. APW shall set up and organise a manufacturing business (hereinafter the "Manufacturing Unit" within the Korean borders or territory, principally for the Korean market but also, at APW's option, for selling and promoting (but not manufacturing) XL Turf Products, for the rest of the world, based on the specifications of XLG.

25. The turf produced or bought by APW shall satisfy the criteria and technical specifications if the turf is to be used by APW to manufacture XL Turf Products.

26. APW shall buy EPP pad from XLG or other authorized person by XLG if the EPP satisfies the criteria and technical specifications required by XLG.

27. If APW produced the EPP pad, the EPP shall satisfy the criteria and technical specifications required by XLG.

28. APW shall buy the glue and the Velcro (if Velcro is used in the manufacturing process) directly from XLG or other authorized person by XLG if those products satisfy the criteria and technical specification required by XLG.

29. APW shall set up the Manufacturing Unit in accordance with the following terms and conditions:

      o APW shall make an investment and finance any appropriate amount but not less than USD $1,000,000 or any other amount agreed upon by the parties to buy the necessary equipment and to install the production line for XL Turf Products in APW's premises.


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

      o APW shall bring and finance the necessary funds for the day to day operations of the Manufacturing Unit, namely to secure the fix and variable operational costs and proper overheads costs.

      o The option granted to APW to accept the establishment and the setting up of the Manufacturing Unit through APW actual business or through a subsidiary shall terminate on May 31th, 2006. However, XLG may grant an extension of time if APW files a request with XLG but APW shall bring reasonable arguments and reasons to benefit from such an extension.

      o After that date, XLG will be free to find another "tufter" or any other person in Korea for the purpose of setting up a Manufacturing unit in Korea.

      o If APW does not accept the concept of implementing a Manufacturing Unit in Korea, it shall have the right to continue to sell XL Turf Product in the Korean market on a non exclusive basis.

      o However, starting June 1st, 2006, if no extension of time has been granted or if APW has not decided to have a Manufacturing Unit in Korea, XLG will be free to negotiate with alternative partners for the Korean Market and XLG shall have the right, at its own discretion, to cancel and terminate all the rights granted to APW by this document including the right to sell and promote XL Turf Products.

      o Upon APW calling the option by no later than May 31st, 2006, APW will deposit USD 1 million in a bank designated by XLG or under an escrow agreement no later than on the day of calling the option. However, APW may have the right to deposit this amount in an escrow account with a third party whereby the amount shall be used exclusively for the establishment and setting up of the Manufacturing Unit. However, the term and conditions relating to escrow agreement must be approved by XLG, namely regarding the withdrawal of the amount. APW shall provide with XLG the terms and conditions of the escrow agreement before exercising its option.


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

      o XLG may accept, at its own discretion, any other means for the payment of the $1,000,000 USD that APW could suggest such as a Letter of Credit (LC) the terms and conditions to the satisfaction of XLG.

      o XLG undertakes to assist APW in establishing the Manufacturing Unit by the way of a technological transfer of its know-how as long as all the proper Confidential Agreement will be signed between the parties.

      o The implementation of the Manufacturing Unit in designated premises by APW but approved by XLG, shall begin the implementation of the Manufacturing Unit immediately after having exercised its option and after having deposit the $1,000,000 USD. The implementation period may be extended by mutual consent.

      o APW shall undertake to ensure the quality control of every product manufactured by the Manufacturing Unit of APW in the course of the execution of this Agreement. XLG will have a right to undertake a production audit to ensure continued high quality product output by the APW manufacturing unit.XLG shall approve the appointment or designation of the COO (chief operation officer) of the Manufacturing Unit, such approval shall not be unreasonably withheld.

30. APW covenants and agrees that no matter where the XL Turf Pad Technology or the XL Turf panels will be manufactured and assembled, all the EPP PAD shall be purchased by APW exclusively from XLG or other designated person approved XLG.


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

31. Notwithstanding section 26, APW shall have the right to acquire EPP directly supplied by a Korean moulder or produced by APW itself but subject to XLG authorization that may not be unreasonably withheld. The authorization of XLG shall be subject to the payment by APW of a fee of $2.75 USD per square meter purchased from a Korean moulder or moulded by APW, in respect of the Products. This fee of $2,75 USD shall be in force until April 30th, 2007. The parties shall negotiate in good faith with regard to the fee payable starting May 1st of a given year but in no circumstances, the fee shall never be less that $2,75. If the parties cannot reach an agreement, the fee will be increased by the Retail Price Index for the preceding calendar year.

32. If the rate of the fee mentioned above, has not be determined between the parties for two consecutive years, XLG shall have the right to appoint an independent arbitrator to fix the rate for a given year.

33. If APW uses a Korean moulder or produces the EPP pursuant to section 31, XLG will appoint APW as the exclusive Designated Supplier of XLG for the Asian market as long as the price, quality and other incidental cost are competitive.

34. Equally, APW shall be considered as a supplier of XLG Pads in all other markets as long as the price, quality and other incidental cost are competitive.

35. No fee shall be payable by APW to XLG for EPP products sold by APW except with regard to the manufacturing of XL Turf Products (Pad and Panels). However, APW hereby undertakes not to sell EPP which would infringe other patents or patents pending rights granted to XLG

36.   No fee is payable if XLG buys EPP pads from APW.

37. In the case of section 31, XLG shall have access to all the necessary accounting information or any other document in respect of the purchase or process of EPP.

      o XLG shall have the right to audit and to have access to all necessary document during normal business hours in Korea. The right conferred to XLG shall not be exercising more than twice a year (calendar year).


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

      o XLG shall advice at least 5 business days in advance of its intention to go in Korea to review the documentation.

      o The cost of the inspection shall be paid by XLG unless there is a difference of 10% between the amount paid and the amount payable under this agreement.

      o The amount of fee or royalty shall be determined each month and payable before the expiration of 15 days following the expiration of a given month. The form and the content of any monthly report will be forwarded by XLG on a timely basis.

38. APW, as partner in XLG world wide group shall participate in the development of the branding of XLG in the Korean market. Consequently, APW shall participate, from time to time, in XLG events and activities organised by XLG with the assistance of APW regarding the branding and marketing in the Korean Market. The budget, to be allocated between XLG and APW, for each event shall be discussed between the parties on a case by case basis.

39. XLG shall provide APW with all the reasonable assistance including all its patents and intellectual property rights of the products for protecting APW in respect of the Korean and in the rest of the world, at XLG's discretion, to increase the market share of APW in the artificial turf and sport surface in the said market.

40. Except if section 31 applies, XLG shall provide and supply APW with the EPP PADS and its price in order to satisfy the APW purchase order. It is possible that XLG will require APW, at the beginning of a given year, with a "pro forma" estimate of its expected number of panels or pads to be purchased for the year to come in order for XLG to adjust its operation, set up strategy for that year in the context of its world wide demand of EPP.


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

41. The price of the panel or pad may change from time to time but it will be effective only 60 days after APW will have been informed. However, the change of the price will not affect the Purchaser Order already filed with XLG no matter the delivery date. Schedule B is attached as the current price list of XLG for the EPP Panels and Pads.


MINIMUM QUOTA

42. APW hereby undertakes to 100,000 square meters as the minimum sales of XLTurf Products that APW will manufactured (Pads or Panels) before December 31st, 2007, on which the fee of $2,75 USD and the Royalty A, B or C as the case may be, shall be payable.

43. If the Korean BTL Program has been awarded to APW, APW undertakes to review the minimum quota for the period ending December 31st, 2007.


ROYALTIES

44. In addition of the Royalty payable under section 30, APW shall pay a royalty on each sale of XL Turf Panels and XL Turf Pads in accordance with the following rules:

      o A base royalty of 2% of all Gross Sales of XL Turf Products including the provisions of products using XLG Pad or Panels Technology for the branding of XLG used by APW (hereinafter and above as Royalty A).

      o An additional royalty shall varying from 3% to 1% depending of the annual volume of Gross Sales of APW on all the XL Turf Pads sold including the provisions of Products using XLG Pad Technology (hereinafter and above as Royalty B). If XL Turf Pads are sold as part of a product sold (Pads and Turf) by APW to its customers, the manufacturing process being not be needed in this case.


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

      o An additional royalty shall vary from 5% to 3% depending of the annual volume of Gross Sales of APW on all the XL Turf Panel System sold including the provisions of products using XLG Pad Technology (hereinafter and above as Royalty C). If XL Turf Pads are sold as part of XL Turf Panels System, APW shall have the obligation to use the Manufacturing Unit to convert and assemble the components.

      o The volume of Gross Sales and the royalty rate mentioned above shall be agreed upon by the parties within 30 days of the signature of this agreement.

      o The royalties shall be payable on a quarterly basis and the amount shall be paid on or before the 15th day after each quarter;

            XLG will not be responsible for uncollected payment or unpaid amount owed to APW by its own client. The Royalty is payable no matter the term of payment and no matter if APW is paid or not by its client.

      o XLG shall have the right to audit the financial and accounting book of APW for the purpose of the determination of its annual Gross Sales as defined in these clauses;

      o This right of audit may be exercised twice a year and XLG shall provide APW with a notice period of no less than 5 working days prior to its arrival in Korea. The audit shall be held during normal business hours of normal working days in Korea.

      o The cost of the audit shall be paid by XLG except if there is a difference or discrepancy of 10% between the amount of royalty paid and the amount calculated.

45. No royalty shall be payable by APW to XLG for EPP products sold by APW except with regard to the manufacturing of XL Turf Products. However, APW hereby undertakes not to sell EPP which would infringe other patents or patents pending rights granted to XLG.


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

ROYALTY WORLDWIDE PAINTBALL

46. XLG has informed APW that XLG has signed an agreement with Mr Guillaume Ge regarding the worldwide paintball sport. XLG the official supplier turf company endorsed by the Worldwide Federation of Paintball. XLG has undertaken to pay a royalty of 7 euros per sq. meter to Guillaume Ge for each square meter of XLTurf Products sold around the World.

47. APW hereby confirms that if APW sells XLTurf Products for Paintball, APW shall undertake to pay the said royalty.


SHAREHOLDING IN APW

48. If the Manufacturing Unit is established by APW, XLG shall have an interest participation as common shareholder in the Capital Stock of APW. The level of participation in the capital stock of APW will be determined by using of a guideline the % mentioned in section 49.

49. If the Manufacturing Unit is set up through a subsidiary of APW, XLG shall have an interest participation as common shareholder of 15% in the Capital Stock of APW.

50. XLG requires from APW prior to entering into a Shareholders Agreement or any other agreement only with regard to the following items that XLG will have the right to:

      o     Appoint one person on the board of directors.

      o     Audit the quality control of any XLTurf products.

      o If the Manufacturing Unit is carried on through a subsidiary, the right and privilege of XLG to exchange its shares of the subsidiary of APW for APW shares only if APW is registered under a Stock Exchange where its shares would be quoted and publicly traded.

      o Terminate the Manufacturing License and right to sell if APW sells, transfers, assign its right under this agreement to third party without XLG's consent or if the control of APW or the subsidiary change.


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

51. The web site of XLG will be modified in order to include a link with APW web site.

52. The web site of APW will be modified in order to include a link with XLG web site.

53. The web site of APW, in respect of XL Turf Products shall be approved by XLG.

54. APW shall provide XLG with pictures of all installation of XL Turf Products including Name and contact details of all APW clients and customers which have purchased XL Products.

55. In addition to the commitment of APW to participate in the increase of the branding of XLG throughout the world by action in the Korean market, APW will have to participate with XLG in the Korean market in respect to the SPORTS FOR PEACE AND DEVELOPMENT PROGRAM that XLG will implement in the near future, pursuant to an agreement signed on July 25th, 2005 with CISRI-ISP an official Observer Mission to the UN and the United Nations System.

56. XLG undertakes to participate in the Korean Government BTL program by devoting reasonable assistance to APW. In no circumstances, XLG should have the obligation to disburse a minimum sum of money.

57. This Agreement between APW and XLG shall be governed by the legislation in force and applicable in Switzerland. Any dispute regarding the interpretation and execution of the Agreement shall be first dealt with between the parties in good faith. If no settlement is achieved, the parties shall submit their dispute to an arbitrator chosen by the parties or by a Swiss Judge and the audition and trial shall be held in Switzerland and the arbitrator shall use the international procedure rules edicted by the INTERNATIONAL CHAMBER OF ARBITRATION.


TERMINATION CLAUSE

58. In addition to any provision, this Agreement shall terminate if in the event of a material breach of contract or if royalty payment (including the fee in respect of EPP) are withheld without prior agreement with XLG and not remedied for a period of 30 days after receiving written notice to this effect.


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

59.   This Agreement shall also terminate upon the bankruptcy of APW.

60. This Agreement shall also terminate if the result of XLG's audit is unsatisfactory in respect of the quality requirement unless APW remedies to its default within 60 days following a written notice of the conclusion of the quality audit.

61. Notwithstanding section 60, APW shall have the right to discuss the findings of the preliminary audit and XLG shall act in good faith in the discussion of the audit.

62. In case of termination, XLG shall have the right, at its own discretion, to buy the equipment and machinery from APW at its book value.

IT IS THE UNDERSTANDING OF THE PARTIES THAT THIS DOCUMENTS CONTAINS THE GENERAL TERMS AND CONDITIONS OF THE MANUFACTURING LICENSE AND THAT OTHER CONDITIONS MAY BE ADDED IN THE COURSE OF THE DISCUSSION BETWEEN THE PARTIES. IN WITHNESSTHEREOF THE PARTIES HAS SIGNED AT THE DATE AND LOCATION MENTIONED ABOVE

XL GENERATION AG



/s/ Daniel Courteau
--------------------------------------
Daniel Courteau, vice president, legal        Date  9/23/2005
AP Worldwide, INC

/s/ J.H. Lee
--------------------------------------
Lee, J.H (Cyrus) CEO                          Date  9/23/2005


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